Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Sparbar, Inc. on Form S-1 of our report dated February 11, 2021 which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Sparbar, Inc. as of December 31, 2019 and for the period from inception, November 27, 2019 to December 31, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Houston, Texas

February 11, 2020